Eaton Vance Management

Two International Place

Boston, MA 02110

(617) 482-8260

www.eatonvance.com

EXHIBIT (l)

May 24, 2018

Eaton Vance Tax-Managed Buy-Write Opportunities Fund

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

Eaton Vance Tax-Managed Buy-Write Opportunities Fund (the “Fund”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated March 30, 2005, as amended (the “Declaration of Trust”).

I am a member of the Massachusetts bar and have acted as counsel to the Fund in connection with Pre-Effective Amendment No. 1 to the Fund’s Registration Statement on Form N-2 (the “Pre-Effective Amendment”) to be filed with the Securities and Exchange Commission on May 24, 2018 with respect to the registration of up to 11,655,048 common shares of beneficial interest of the Fund (which includes 1,032,924 of unsold common shares of beneficial interest being carried forward by this filing), par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). I provide this opinion in connection with the Fund’s filing of Pre-Effective Amendment No. 1.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion. Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares have been duly authorized for issuance by the Fund and, when issued and delivered against payment therefore as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable. In this regard, however, I note that, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Fund.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement pursuant to the 1933 Act.

Very truly yours,

/s/ Jeanmarie Valle Lee

Jeanmarie Valle Lee, Esq.

Vice President